UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                          (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form N-SAR

               For Period Ended:  September 30, 2003

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:_____________________________
          __________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART 1 - REGISTRANT INFORMATION
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Full Name of Registrant:   USA Telcom Internationale, Inc.
                          -----------------------------
Former Name if Applicable:
                          -----------------------------
Address of Principal Executive Office

                    6655 W. Sahara Avenue, Suite 200
                    ---------------------------------
                           Street and Number

                        Las Vegas, Nevada 89146
                        ----------------------
                       City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


[ ]        (a)     The reasons described in reasonable detail in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

[X]        (b)     The subject annual report, semi-annual report,
                   transition report on Form 10-K, Form 20-F, 11-K,
                   Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]        (c)     The accountant's statement or other exhibit required
                   by RULE 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

The Registrant's quarterly report on Form 10-QSB cannot be filed within the prescribed time period due to the accountants requiring additional time to prepare the financial statements of the Registrant.


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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification


     Allen Jones	           (702)	   524-4149
--------------------------      -----------   -------------------
      (Name)                    (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12
         12 months (or for such shorter period that the registrant was required to file such reports) been filed?

         If the answer is no, identify report(s).  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.







                 USA Telcom Internationale, Inc.
               ---------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                USA Telcom Internationale, Inc.


      Date: November 14, 2003
                                   By: /s/ Allen Jones
                                   -----------------------------
                                   Allen Jones, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.